Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and Chief Executive Officer	WeissComm Partners
		Media Relations
	Cindy McGee	212.301.7228
	Senior Communications Associate

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Announces First Quarter 2009 Financial Results

San Diego, CA, May 11, 2009 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2009.

Arena reported a net loss allocable to common stockholders in the first quarter of 2009 of $50.6 million, or $0.68 per share, compared to a net loss allocable to common stockholders in the first quarter of 2008 of $55.0 million, or $0.75 per share.

“Receiving the positive lorcaserin BLOOM results was a significant milestone for Arena, and we are focusing our financial, management and development resources on completing the lorcaserin BLOSSOM trial on schedule and submitting our New Drug Application for lorcaserin by the end of the year,” stated Jack Lief, Arena’s President and Chief Executive Officer. “Given the challenging economic environment, we made the difficult decision to reduce the number of employees and limit our research programs to provide additional financial flexibility for this primary objective.”

“As previously announced, during the first year of the BLOOM trial, 47.5% of lorcaserin patients lost 5% or more of their body weight from baseline, compared to 20.3% in the placebo group, exceeding the efficacy benchmark in the most recent FDA draft guidance,” stated William R. Shanahan, M.D., Arena’s Vice President and Chief Medical Officer. “Patients on lorcaserin rapidly lost a medically important amount of weight in a well-tolerated manner, with about one-third losing at least 5% of their body weight in only eight weeks. Lorcaserin helped nearly half of the patients to lose at least 5% of their body weight, and nearly a quarter to lose 10% or more of their body weight. We look forward to presenting these and additional data at the upcoming American Diabetes Association meeting in June.”

As expected, research and development expenses, which totaled $42.6 million in the first quarter of 2009, declined from $47.4 million in the first quarter of 2008. This decrease in research and development expenses is primarily attributable to decreased clinical trial costs due to the completion of clinical and preclinical studies as Arena prioritized its spending towards the completion of trials for lorcaserin. Research and development expenses are expected to continue to significantly decline throughout the year as the lorcaserin pivotal Phase 3 studies complete. Research and development expenses included $0.9 million in non-cash, share-based compensation expense in the quarter ended March 31, 2009, compared to $1.0 million in the quarter ended March 31, 2008. General and administrative expenses totaled $7.6 million in the first quarter of 2009, compared to $8.9 million in the first quarter of 2008. This decrease in general and administrative expenses is primarily attributable to decreased patent costs. General and administrative expenses in the first quarter of 2009 included $1.1 million in non-cash, share-based compensation expense, compared to $1.4 million in the first quarter of 2008.

At March 31, 2009, cash, cash equivalents and short-term investments totaled $70.3 million and approximately 74.3 million shares of common stock were outstanding.

In April 2009, Arena received aggregate net proceeds of $14.6 million from the sale of approximately 5.7 million shares under a $50.0 million equity financing commitment entered into in March 2009 with Azimuth Opportunity Ltd., or Azimuth.

Arena’s First Quarter and Recent Developments

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Abstract accepted for presentation of data from BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management), the first of two pivotal trials evaluating the safety and efficacy of lorcaserin for weight management, at the 69th Scientific Sessions of the American Diabetes Association scheduled for June 5-9, 2009 in New Orleans, Louisiana.

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Announced positive top-line results from BLOOM. Lorcaserin was highly efficacious, achieving statistical significance (p<0.0001 vs. placebo) on all three co-primary efficacy endpoints (>5% categorical, absolute, and >10% categorical weight loss). The BLOOM results also satisfy the efficacy benchmark in the most recent US Food and Drug Administration, or FDA, draft guidance for the development of drugs for weight management. Treatment with lorcaserin was generally very well tolerated. Lorcaserin treatment for up to two years was not associated with evidence of heart valve damage; rates for the development of echocardiographic FDA-defined valvulopathy were similar to placebo throughout the study. Arena is on track to report results from the second pivotal trial, BLOSSOM (Behavioral modification and LOrcaserin Second Study for Obesity Management), by the end of September 2009.

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Committed to a reduction in Arena’s US workforce of approximately 31%, or a total of approximately 130 employees, which is expected to be substantially completed by June 22, 2009. As a result of this workforce reduction, Arena expects to incur cash charges, primarily in the second quarter of 2009, of approximately $3.0 million in connection with one-time employee termination costs, including severance and other benefits. This workforce reduction is expected to result in annual operating cost savings of approximately $25.0 million.

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Received aggregate net proceeds of $14.6 million under a $50.0 million equity financing commitment entered into in March 2009 with Azimuth. During the 18-month term of the equity financing commitment, Arena may sell newly issued registered shares of its common stock to Azimuth at a pre-negotiated discount to the market price.

•	Received net proceeds of $14.6 million as reimbursement for improvements made to one of Arena’s facilities.

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Announced the completion of a positive randomized, double-blind, placebo-controlled Phase 1 program and the initiation of a Phase 2 clinical trial of a second generation oral niacin receptor agonist intended for the treatment of atherosclerosis in Arena’s partnership with Merck.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the first quarter 2009 financial results and to provide a business and financial update today, Monday, May 11, 2009, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 877.857.6151 for domestic callers and 719.325.4806 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals First Quarter 2009 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	The 34th Annual Deutsche Bank Health Care Conference, May 18-19, 2009, Boston, Massachusetts

•	The 8th Annual Needham Life Sciences Conference, June 10-11, 2009, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for weight management. Arena’s broad pipeline of novel compounds target G protein-coupled receptors, an important class of validated drug targets, and includes compounds being evaluated independently and with partners, including Merck & Co., Inc., and Ortho-McNeil-Janssen Pharmaceuticals, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the significance of the BLOOM results; future research and development focus and plans; future activities, results and announcements relating to lorcaserin, including with regard to the BLOSSOM trial and the submission of a New Drug Application for lorcaserin; the development, therapeutic indication, tolerability, safety, selectivity, efficacy and potential of lorcaserin; the protocol, design, scope, and other aspects of the lorcaserin trials; the potential of lorcaserin to meet the FDA’s requirements for approval; the impact of weight loss on health; the significance of the review of echocardiographic data and lorcaserin’s effect on the development of FDA-defined valvulopathy; the decline of Arena’s research and development expenses; the planned reduction of Arena’s workforce, including the expected size, timing, related charges and savings, and other expected impact of such reduction; Arena’s ability to raise additional funds, including through its agreement with Azimuth; and about Arena’s strategy, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s ability to obtain additional funds, the timing, success and cost of Arena’s lorcaserin program and other of its research and development programs, the charges related to the recent reduction in Arena’s workforce may be greater than anticipated, Arena may not realize the savings expected from this reduction, results of clinical trials or preclinical studies may not be predictive of future results, clinical trials and studies may not proceed at the time or in the manner Arena expects or at all, Arena’s ability to partner lorcaserin or other of its compounds or programs, the timing and ability of Arena to receive regulatory approval for its drug candidates, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2009	2008
	(unaudited)
Revenues
Manufacturing services	$1,418	$2,019
Collaborative agreements	1,240	590

Total revenues	2,658	2,609

Operating Expenses
Cost of manufacturing services	1,354	2,330
Research and development	42,620	47,368
General and administrative	7,642	8,861
Amortization of acquired technology and other intangibles	566	581

Total operating expenses	52,182	59,140
Interest and other income (expense), net	(1,090)	2,066

Net loss	(50,614)	(54,465)
Dividends on redeemable convertible preferred stock	—	(540)

Net loss allocable to common stockholders	$(50,614)	$(55,005)

Net loss per share allocable to common stockholders, basic and diluted	$(0.68)	$(0.75)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	74,189	73,605

Arena Pharmaceuticals, Inc. Condensed Consolidated Balance Sheet Data (In thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$70,257	$110,129
Accounts receivable	1,795	1,823
Other current assets	3,898	5,031
Land, property and equipment, net	99,028	102,740
Acquired technology and other non-current assets	20,533	21,608

Total assets	$195,511	$241,331

Liabilities and Stockholders’ Equity
Accounts payable, accrued liabilities and warrant liability	$39,315	$46,789
Total deferred revenues	4,049	4,049
Total lease financing obligations and other long-term liabilities	87,155	72,861
Total stockholders’ equity	64,992	117,632

Total liabilities and stockholders’ equity	$195,511	$241,331

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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